Exhibit 10.2

AMENDMENT FOUR

TO THE

SAVINGS EQUALIZATION PLAN OF NEWMONT

WHEREAS, the Savings Equalization Plan of Newmont (the “Plan”) was restated by Newmont USA Limited (the “Plan Sponsor”) effective December 31, 2008; and

WHEREAS, the Plan Sponsor wishes to amend the Plan effective January 1, 2010; and

WHEREAS, Section 9.02 of the Plan authorizes the Plan Sponsor to amend the Plan from time to time NOW, THEREFORE, the Plan is hereby amended effective September 1, 2013 as follows:

1. Article I. “Definitions,” is amended by restating the definition of “Valuation Date” as follows:

“Valuation Date” means the last day of the Plan Year or any other date specified by the Administration Committee or its delegate for the valuation of the Participants’ Accounts. The Valuation Date with respect to amounts earned and vested prior to January 1, 2005, and subject to the terms of the Plan then in effect, shall be the same as this Valuation Date and the Valuation Date shall be applied uniformly to all amounts credited under the Plan.

2. Section 2.01, “Eligibility and Participation,” is restated as follows:

Section 2.01. Eligibility and Participation. The Board of Directors or its delegate shall from time to time in its sole discretion select those employees of the Company who are eligible to participate in the Plan. An eligible employee must be among a select group of management or highly compensated employees with the Company and the following rules shall apply:

(a) Prior to September 1, 2013. In order to be eligible to participate in this Plan prior to September 1, 2013, an employee must (i) be eligible to participate in the Savings Plan and (ii) have Base Compensation of $175,000 or more. Notwithstanding the foregoing compensation requirement, any individual who satisfied the eligibility requirements of the Plan as in effect prior to December 31, 2008, who meets the above requirements other than the compensation requirement and who had assets credited to his or her account in 2008 and who continues to meet such criteria, shall be eligible to participate in the Plan.

(b) Effective on and after September 1, 2013. In order to be eligible to participate in this Plan on and after September 1, 2013, an employee must be (i) classified on the Company’s payroll system as an Executive grade or “E-Grade” employee, provided, however, that any employee who met the eligibility requirements of (a) above and who continues to contribute to the Plan shall remain eligible to contribute to the Plan until such employee ceases to contribute to the Plan.

Savings Equalization Plan of Newmont

Amendment Four Effective September 1, 2013

3. Section 3,01, “Participant Base Compensation Deferrals,” subsection (a), is restated as follows:

Section 3.01. Participant Base Compensation Deferrals.

(a) A Participant may elect to defer a portion of his Base Compensation by filing an Enrollment Agreement with the Administration Committee or its delegate. The Enrollment Agreement must be filed before the first day of the Plan Year in which the services are performed in respect of the Base Compensation to be deferred. Such election shall be effective for the calendar year beginning January 1 following the receipt of the Participant’s election by the Administration Committee or its delegate. An election to defer Base Compensation may only be made for Base Compensation payable with respect to services to be performed subsequent to the election.

4. Section 3.02, “Bonus Deferrals,” subsection (a) is restated as follows:

(a) A Participant may elect to defer a portion of his Bonus Compensation by filing an Enrollment Agreement with the Administration Committee or its delegate. An employee who is eligible for the Plan as of the first day of the Plan Year and continuing through the date his Bonus Compensation election is made, an election to defer Bonus Compensation that is performance-based compensation may be made on or before six months before the end of the performance period or, if earlier, before the date the performance-based compensation is substantially certain to be paid. In such case, the Enrollment Agreement must be filed on or before the expiration of the sixth month of the Plan Year for which the bonus payment is determined. Notwithstanding the foregoing, in no event may an election to defer performance-based compensation be made after such compensation is readily ascertainable. “Performance-based compensation” for purposes of this Section means compensation that is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 months and shall be interpreted in accordance with Treasury Regulation Section 1.409A-l(e).

5. Section 5.03, “Form of Distribution,” subsection (a) is restated as follows:

(a) Elections. A Participant shall separately elect, at the time of each deferral of Compensation, the associated form of distribution from his or her Account in a manner prescribed by the Committee in accordance with one of the following payment options:

(i) a single lump sum payment; or

(ii) monthly, quarterly or annual installments with the installment payment process beginning once the distribution date is attained.

Savings Equalization Plan of Newmont

Amendment Four Effective September 1, 2013

6. The Administration Committee or its delegate is hereby authorized to take any action necessary or advisable to implement this amendment.

The foregoing was adopted this 3rd day of September, 2013.

NEWMONT USA LIMITED

By	William N. MacGowan III
Name	William N. MacGowan III
Title	EVP, Human Resources & Communications

Savings Equalization Plan of Newmont

Amendment Four Effective September 1, 2013